Exhibit 1.01

Intuit Inc.
Conflict Minerals Report
For The Year Ended December 31, 2025

Conflict Minerals Rule
This Conflict Minerals Report (“CMR”) of Intuit Inc. (“Intuit,” “we,” or “our”) for the year ended December 31, 2025 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rules”). Rule 13p-1 imposes certain reporting obligations on U.S. Securities and Exchange Commission registrants that manufacture or contract to manufacture products containing certain minerals which are necessary to the functionality or production of those products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten (“Conflict Minerals”). Rule 13p-1 focuses on Conflict Minerals originating from the Democratic Republic of Congo and nine adjoining countries (together, the “Covered Countries”). If, based on a Reasonable Country of Origin Inquiry (“RCOI”), a registrant has reason to believe that any of the necessary Conflict Minerals contained in its products may have originated in the Covered Countries and may not be from recycled or scrap sources, then the registrant must exercise due diligence on such Conflict Minerals’ source and chain of custody.

Company Overview
Intuit is a global financial technology platform with a mission to power prosperity around the world. Serving approximately 100 million consumers, small and mid-market businesses, and accountants worldwide, Intuit’s platform brings the power of artificial intelligence (AI) and human intelligence together to fuel customers’ success. With TurboTax, Credit Karma, QuickBooks, Mailchimp, and Intuit Enterprise Suite, we help put more money in customers’ pockets, save them time by eliminating work, and help ensure that they have complete confidence in every financial decision they make.

Our strategy is to be an AI-driven expert platform by connecting customers to a virtual team of AI agents and AI-enabled human tax and financial experts. We're creating done-for-you experiences by automating everyday tasks, managing complex workflows and processes, and solving challenges before they arise with predictive insights. We connect customers to AI-enabled human experts for that last mile of decisions or to complete the work for them. Intuit's all-in-one business platform helps customers run and grow their businesses end-to-end, from lead to cash. This includes financial management - including payments and capital - compliance, human capital management, and marketing products and services. Intuit's consumer platform helps customers do their taxes with ease and confidence and improve their financial success, from credit building to wealth building, with tax and personal financial management products. For accounting professionals, we provide professional tax and financial management products and services.

We refer to these offerings herein as Intuit’s “Core Products” and they account for a majority of our total annual revenue. These offerings include software products distributed through downloading, cloud-based services, and CDs. In addition to these core software offerings, Intuit also contracts to manufacture a Bluetooth card reader that connects to smart phones and tablets and allows merchants to process credit card payments (“Intuit Payment Devices”).

Conflict Minerals Rule Applicability
Intuit has reviewed the products it manufactures or contracts to manufacture and has confirmed that none of its Core Products described above contain Conflict Minerals. For the 2025 reporting period, the Intuit Payment Devices are the only products that Intuit contracted to manufacture that contain Conflict Minerals that are necessary to their functionality or production. This CMR relates to the due diligence process undertaken for the Intuit Payment Devices.

Intuit contracts to manufacture the Intuit Payment Devices with one direct supplier (“Tier One Supplier”). Intuit does not directly purchase raw minerals, including Conflict Minerals, and is many steps removed from the mines, smelters, and refiners that supply the Conflict Minerals contained in the Intuit Payment Devices.

Statements in this CMR are based on our due diligence activities performed in good faith for calendar year 2025. Factors that could affect the accuracy of the statements in this CMR include, but are not limited to, incomplete supplier or smelter data available through suppliers or smelters, on-going certification of smelters, continued guidance or amendments to the Conflict Minerals Rules, and other factors.

Reasonable Country of Origin Inquiry
Intuit conducted an RCOI to determine whether any of the necessary Conflict Minerals in the Intuit Payment Devices originated in the Covered Countries, or were Conflict Minerals from recycled or scrap sources by surveying our supply base for the Intuit Payment Devices. Based on its RCOI, Intuit was unable to determine that such Conflict Minerals did not originate in the Covered Countries or came from recycled or scrap sources. Accordingly, we conducted due diligence on the source and chain of custody of such Conflict Minerals, as discussed below.

Due Diligence Program
Intuit’s due diligence program was designed to conform, in all material respects, to the five-step framework laid out in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and related Supplements on Tin, Tantalum and Tungsten, and on Gold (collectively, the “OECD Guidance”). Below is a summary of the design of our due diligence program as it relates to the five-step framework under the OECD Guidance.

Step 1: Establish Strong Company Management Systems

Intuit has established strong company management systems relating to Conflict Minerals. We have a dedicated working group comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation in 2013. The working group reports regularly on progress to a disclosure committee of senior executives, including the Chief Accounting Officer and General Counsel, and also updates the Audit and Risk Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at https://www.intuit.com/company/supplier-programs/policies/conflict-mineral-policy/ to clearly communicate Intuit’s commitment to developing and maintaining a responsible mineral supply chain to its suppliers and the public.

In addition, in order to improve on the quality of information provided by its supply chain, Intuit has amended its agreements with its suppliers to strengthen the contractual requirements to source from certified conflict-free sources wherever possible. Intuit requires the inclusion of similar provisions in its agreements with new suppliers.

Finally, we maintain a company-level grievance mechanism, as described in our Code of Conduct & Ethics, that enables employees to report concerns, including any concerns regarding Intuit’s Conflict Minerals supply chain. Intuit also maintains an integrity hotline that third parties can use to report on financial and ethical issues, including issues concerning our Conflict Minerals supply chain. The number for this hotline is 1-877-379-3939.

Step 2: Identify and Assess Risk in the Supply Chain

Intuit relies on the Tier One Supplier to provide information regarding the Conflict Minerals contained in the Intuit Payment Devices, and the Tier One Supplier is similarly dependent upon information provided by its suppliers. In this process, Intuit used the due diligence tools developed by the Responsible Minerals Initiative (“RMI”), including the RMI’s Conflict Minerals Reporting Template (“Template”), which is designed to identify the smelters that process the Conflict Minerals in a company’s supply chain.

Intuit reviewed the Templates provided by the Tier One Supplier for completeness, accuracy, and consistency. Intuit compared the identified smelters against the RMI’s standard smelter list and the list of smelters found to conform with a relevant third-party audit protocol, including the Responsible Minerals Assurance Process (“RMAP”), London Bullion Market Association (“LBMA”), and Responsible Jewellery Counsel (“RJC”).

Step 3: Design and Implement a Strategy to Respond to Identified Risks

Intuit’s strategy to respond to the identified risks in its supply chain focuses on implementing requirements that its Tier One Supplier source the components in the Intuit Payment Devices from smelters found to conform under RMAP, LBMA, or RJC wherever possible. In this regard, where Template responses indicate that suppliers are not using sources that have been certified as conformant to an independent third-party audit program, we engaged with the Tier One Supplier to encourage them to establish an alternative source of Conflict Minerals. Intuit holds regular meetings with its Tier One Supplier to discuss and assess whether all of the suppliers in the supply chain are diligently working to get the Template completed in an accurate and timely manner. We also update our Audit and Risk Committee at least annually on our Conflict Minerals reporting.

Step 4: Support Independent Third-Party Audit of Supply Chain Due Diligence

Intuit does not have direct relationships with smelters and is many steps removed from the mines, smelters, and refiners. We do not perform direct audits of these entities’ supply chains for Conflict Minerals. However, Intuit supports the development of, and smelters’ participation in, independent third-party audits of smelters’ sourcing practices.

Step 5: Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to facilitate the responsible sourcing of minerals for its products. This CMR is available on Intuit’s website at https://www.intuit.com/company/supplier-programs/policies/conflict-mineral-policy/.

Results of Due Diligence
For the 2025 reporting period, we had reason to believe that the Conflict Minerals contained in the Intuit Payment Devices may have originated from the Covered Countries and may not have come from recycled or scrap sources. Intuit exercised due diligence as described above on the source and chain of custody of these necessary Conflict Minerals.

Intuit’s efforts to determine the mine or location of origin of the Conflict Minerals in the Intuit Payment Devices with the greatest possible specificity consisted of the due diligence measures described in this CMR, including our efforts to seek information from our suppliers using the Template. Based on responses we received from our Tier One Supplier, 106 smelters were identified as potentially being in Intuit’s supply chain.

The table below illustrates our results by providing, for each relevant metal, the number and percentage of identified smelters of Conflict Minerals that were RMAP, LBMA, or RJC conformant during the 2025 reporting period.

Conflict Minerals	Total Smelters in Supply Chain	Total Conformant Smelters	% of Conformant Smelters
Gold	51	46	90
Tantalum	21	21	100
Tin	20	15	75
Tungsten	14	13	93
Grand total	106	95	90
For the 2025 reporting period, 90% of the smelters identified in our supply chain conformed to the protocols of an independent third-party.

Intuit cannot be certain that the list of 106 smelters is comprehensive and that there are no other smelters that contribute to the components in the Intuit Payment Devices. Consequently, we are unable to determine that the Conflict Minerals utilized in the Intuit Payment Devices did not originate in the Covered Countries or directly or indirectly benefit armed groups.

We are dependent on our Tier One Supplier to identify the smelters and refiners in our supply chain. The facilities listed in Annex A hereto were identified by our Tier One Supplier as contributing Conflict Minerals to Intuit Payment Devices.

Additional Mitigation Efforts
Intuit is committed to responsible sourcing and has been dedicated to ensuring that any Conflict Minerals contained in its products do not finance armed groups. Towards this end, Intuit has made progress in ensuring that Conflict Minerals are responsibly sourced from smelters that are conformant with RMAP, LBMA, or RJC protocol.

Intuit has developed procedures consistent with the Responsible Business Alliance (“RBA”) recommendations for responsible sourcing of Conflict Minerals, as set forth in the OECD Guidance and has implemented the best practices that are relevant to its supply chain that have been developed by the RMI. Intuit will continue to monitor and implement relevant best practices recommendations from the RBA as well as Conflict Minerals trends that impact Intuit’s business.

Further, Intuit:

•while on-boarding our Tier One Supplier, included a provision in the supplier contract to ensure that it is committed to responsible sourcing of Conflict Minerals;
•conducts benchmarking sessions with manufacturers and other technology companies in Silicon Valley;
•sets up webinars with its suppliers to address concerns and questions; and
•continues to work with suppliers to see that they have robust due diligence practices.

We also continue to work with our Tier One Supplier to ensure that it continues to make all reasonable efforts to source from smelters that are compliant with independent third-party protocol.

While we are pleased with our progress in developing a conflict-free supply chain of Conflict Minerals in our existing products, we may continue to introduce new products, including devices that may contain certain Conflict Minerals necessary to their functionality or production. To that extent, we will continue to take all reasonable efforts to source such Conflict Minerals from smelters that are compliant with the RMAP, LBMA, RJC, or other independent third-party protocol.

Forward-looking Statements
This CMR contains forward-looking statements that involve risks and uncertainties. All statements in this CMR, other than statements that are purely historical, are forward-looking statements, including expectations relating to future mitigation efforts. We caution investors that forward-looking statements are only predictions based on Intuit’s current expectations or beliefs. These forward-looking statements are not a guarantee of future performance and are subject to a number of uncertainties and other factors that may be outside of Intuit’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein. Except as required by law, Intuit undertakes no duty, and does not intend, to update any forward-looking statement.

ANNEX A
2025 Facility List

The following is a list of the facilities that the suppliers we surveyed reported as being in their supply chains.

Mineral	Smelter Name	Country
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Masan High-Tech Materials	VIETNAM
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	Aurubis Berango	SPAIN
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	XIMEI RESOURCES (GUANGDONG) Limited	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Metalfine, Inc.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA

Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Royal Canadian Mint	CANADA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN